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Exhibit 99.1 Press Release dated April 19, 2004
FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION:
April 19, 2004                                    Bill D. Wright
                                                  Chief Financial Officer
                                                  (270) 393-0700

         CITIZENS FIRST CORPORATION ANNOUNCES FIRST QUARTER 2004 RESULTS


BOWLING GREEN, KY - Citizens First Corporation (OTC Bulletin Board: CZFC) today reported its results of operations for the quarter ended March 31, 2004. Mary D. Cohron, President and CEO, reported that the company's net income on a consolidated basis for the first quarter of 2004 was $145,608, or $0.17 per common share, compared to net income of $120,246 or $0.15 per common share for the fourth quarter of 2003, and to net income of $117,749, or $0.18 per common share for the first quarter of 2003. "Citizens First's ability to attract and retain experienced, talented bankers while adding convenient locations has resulted in profitable growth," Cohron said. "Improvement in the net interest margin and controlled loan growth are the basis for first quarter earnings exceeding expectations."

The provision expense for loan losses totaled $75,000 during the first quarter of 2004, compared to $153,000 in the first quarter of 2003, a decrease of $78,000 or 51.0%. The larger provision expense in the first quarter of 2003 reflects the larger growth in net loans during the first quarter of 2003, compared to the first quarter of 2004.

Net interest income for the quarter ended March 31, 2004 was $1,378,557, versus $1,066,332 for the same quarter of 2003, an increase of $312,225 or 29.3%. Non-interest income was $268,724 during the first quarter of 2004, compared to $281,960 in the same quarter of 2003, a decrease of $13,236 or 4.7%. Included in non-interest income for the first quarter of 2004 is a loss from the sale of security investments of $34,368, compared to a gain on the sale of security investments of $9,292 for the same period of 2003. Non-interest expense was $1,360,873 for the first quarter of 2004, versus $1,022,693 for the same period of 2003, an increase of $338,180 or 33.1%. The largest part of this increase came from personnel expense, reflecting a full quarter of personnel expense in 2004 for the branches opened during the first quarter of 2003, in Bowling Green and Franklin, Kentucky.

Total assets at March 31, 2004 were $164,315,029, up $33,491,834 or 25.6%, from
$130,823,195 at March 31, 2003. Loans increased $32,468,252, or 29.9%, from
$108,728,188 at March 31, 2003 to $141,196,440 at March 31, 2004. Stockholders'
equity of $9,964,616 equaled 6.1% of total assets as of March 31, 2004.








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CITIZENS FIRST CORPORATION
(Unaudited)
                                         Financial Highlights
                                        Quarter       Quarter
                                         Ended         Ended
                                       3/31/2004    3/31/2003

Interest Income ...................   $2,062,331   $1,724,700
Interest Expense                         683,774      658,368
                                       ---------   ----------
Net Interest Income ...............    1,378,557    1,066,332
Provision for Loan Losses                 75,000      153,000
                                       ----------  ----------
Net Interest Income after Provision    1,303,557      913,332
Non-Interest Income ...............      268,724      281,960
Non-Interest Expenses .............    1,360,873    1,022,693
                                       ----------  ----------
Gain before Taxes .................      211,408      172,599
Income Tax Provision ..............       65,800       54,850
                                       ----------  ----------
NET INCOME ........................   $  145,608   $  117,749
                                      ==========   ==========
NET INCOME PER SHARE ..............   $     0.17   $     0.18



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CITIZENS FIRST CORPORATION
(Unaudited)


                                                         As of            As of
                                                       3/31/2004      3/31/2003
                                                       (in 000's)    (in 000's)
ASSETS
Cash and cash equivalents ......................      $   4,184       $   4,467
Investment securities ..........................         13,692          12,660
FHLB stock .....................................            518             357
Mortgage loans held for sale ...................            583           1,727
Loans ..........................................        141,196         108,728
Allowance for loan losses ......................         (1,972)         (1,442)
Other assets ...................................          6,114           4,326
                                                      ---------       ---------
     TOTAL ASSETS ..............................      $ 164,315       $ 130,823
                                                      =========       =========

LIABILITIES
Demand deposits, savings,
  NOW and money market accounts ................      $  66,417       $  49,011
Time deposits ..................................         63,889          57,987
                                                      ---------       ---------
    TOTAL DEPOSITS .............................        130,306         106,998
FHLB borrowings ................................         13,000           7,000
Federal Funds Purchased and Securities
 sold under agreements to repurchase ...........          7,336           6,697
Other borrowings ...............................          3,000           1,300
Other Liabilities ..............................            708             905
                                                      ---------       ---------
    TOTAL LIABILITIES ..........................        154,350         122,900

    STOCKHOLDERS' EQUITY .......................          9,965           7,923
                                                      ---------       ---------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY .........................      $ 164,315       $ 130,823
                                                      =========       =========
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